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INDEPENDENT ACCOUNTANTS' REPORT

To Pacific Life Insurance Company:

We have examined management's assertion that Pacific Life Insurance Company (the "Company") has complied as of and for the year ended December 31, 2006, with its established minimum servicing standards described in the accompanying Management's Assertion dated February 16, 2007. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with its minimum servicing standards.

In our opinion, management's assertion that Pacific Life Insurance Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2006, is fairly stated, in all material respects, based on the criteria set forth in Appendix A.

This report is intended solely for the information and use of the Company, the master servicers to which the Company reports servicing information and their independent auditors, and investors in loans serviced by the Company and their independent auditors for their evaluation of the Company's compliance with applicable servicing agreements and is not intended to be and should not be used by anyone other than these specified parties.

This report should not be included in or incorporated by reference into any public filing without notifying Pacific Life Insurance Company prior to its inclusion.

/s/ Deloitte & Touche LLP	This report should not be included in or
incorporated by reference into any
February 16, 2007	public filing without notifying Pacific
Life Insurance Company prior to its
inclusion.

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